Exhibit 1
FOR IMMEDIATE RELEASE
May 12, 2006
Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Senior Managing Director
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nissin-f.co.jp
Announcement of Organizational Change
Nissin Co., Ltd. (the “Company”) hereby announces that on May 12, 2006, its Board of Directors adopted a resolution to implement the organizational change described below, effective June 12, 2006.
The Company will establish a new department called the “Kyushu Sales Department” under its Sales & Marketing Control Division, in order to enhance sales promotion in Kyushu region.